Exhibit 10.84

    One Boston Scientific Place
    Natick, MA 01760-1537
    508.650.8000

December 11, 2012

Mr. Jeffrey Mirviss
ADDRESS LINE
ADDRESS LINE

Dear Jeff:

Based on your role within Boston Scientific, we are very pleased to offer you the position of Senior Vice President and President, Peripheral Interventions reporting to Michael Mahoney, President and Chief Executive Officer, effective January 1, 2013. As part of this offer, you will become a member of Boston Scientific's Executive Committee. Upon acceptance of this offer, you will be provided the following relative to compensation and benefits:

BASE SALARY
Your base salary will be $13,076.93 currently payable bi-weekly, equivalent to $340,000 on an annualized basis. This base pay increase is inclusive of any 2013 CMS merit award. Your performance and compensation will continue to be reviewed on an annual basis starting with the 2014 CMS cycle.

ANNUAL BONUS PLAN
The Boston Scientific performance year currently runs from January 1st through December 31st of each year. The Boston Scientific Corporation Annual Bonus Plan provides employees with the opportunity for a variable financial incentive in recognition of performance in a given year. Per the current plan, your 2013 annual target incentive will be increased from 45% to 50% of base salary. Your actual award will be based on your achievement of individual goals and the company's achievement of corporate performance goals. Under the current plan, you must be an active employee on the date of payment to receive any award pay-out under the plan.

ANNUAL EQUITY PROGRAM
You will continue to be eligible for consideration for an annual equity incentive as per Boston Scientific's Long Term Incentive Program during the normal executive review process. An award will depend on both company and individual performance. The current program provides for a mix of performance shares, options, and deferred stock units.    ·

CHANGE IN CONTROL AGREEMENT
Boston Scientific also provides Change in Control agreements to its key executives. In general, the Change in Control agreement entitles you as a member of our Executive Committee to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if either your employment is terminated (other than for cause) or if your duties are diminished following a change in control of Boston Scientific. A copy of the Executive Committee level agreement will be distributed to you in the coming weeks.

EXECUTIVE RETIREMENT PLAN
As an Executive Committee Member, if you "Retire" from Boston Scientific (as that term is defined in our Executive Retirement Plan), you may be eligible to receive certain Executive Committee level benefits provided under that plan. A copy of Boston Scientific's Executive Retirement Plan is attached for your information.

DEFERRED BONUS PROGRAM:
You will continue to be eligible to participate in the Boston Scientific Corporation Deferred Bonus Plan. This plan allows you to save additional tax-deferred money for your future by deferring a portion of your annual bonus awarded under the Annual Bonus Plan. Specifically, under the plan, on an annual basis, you can elect to defer up to 75% of the Annual Bonus Plan bonus awarded to you starting with 2013 or any subsequent year.

BENEFITS
You will continue to be eligible for Boston Scientific's current U.S. benefit programs. Please understand that the company reserves the right to unilaterally amend or terminate any of these programs, or to require or change employee premium contributions toward benefits.

EMPLOYMENT AT WILL
Upon acceptance of this offer you will remain an "at will" employee of Boston Scientific. This means that you will be free to resign at any time. Likewise, Boston Scientific will have the right to terminate your employment at any time

Exhibit 10.84

with or without reason or notice. Acceptance of this offer acknowledges your understanding and acceptance of the "at will" nature of your employment.

ACCEPTANCE
This offer letter is contingent upon the following:
An acceptance date of no later than December 14, 2012;
Your immediate signing of the 2012 Agreement Concerning Employment.

Jeff, we believe this opportunity to be a mutually-rewarding one and look forward to your contributions and success with Boston Scientific.

Sincerely,

/s/ Michael Mahoney

Michael Mahoney
President and Chief Executive

Agreed to and Accepted by: /s/ Jeffrey B. Mirviss______________________________ Date: 14 Dec 2022
Jeffrey B. Mirviss

Enclosures
Agreement Concerning Employment
The Boston Scientific Corporation Executive Retirement Plan